EXHIBIT 11

ALFA CORPORATION

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the six month and three month periodsended June 30, 2003 and 2002:

	Six Months Ended June 30,		Three Months Ended June 30,
	2003	2002	2003	2002
Net income	$37,917,449	$33,999,486	$19,187,821	$15,531,340

Weighted average number of common shares outstanding	79,468,821	78,607,284	79,605,514	78,771,794

Net income per common share—Basic	$0.48	$0.43	$0.24	$0.20

	Six Months Ended June 30,		Three Months Ended June 30,
	2003	2002	2003	2002
Net income	$37,917,449	$33,999,486	$19,187,821	$15,531,340

Weighted average number of common shares outstanding	79,468,821	78,607,284	79,605,514	78,771,794
Common share equivalents resulting from: Dilutive stock options	596,593	825,582	621,359	833,485

Adjusted weighted average number of common and common equivalent shares outstanding	80,065,414	79,432,866	80,226,873	79,605,279

Net income per common share—Diluted	$0.47	$0.43	$0.24	$0.20